UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            October 1, 2007

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

20245 SW 95th Avenue
Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (503) 692-8001

Former name or former address if changed since last report:

No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOJECT MEDICAL TECHNOLOGIES INC.

FORM 8-K

INDEX

Item	Description

Item 3.02	Unregistered Sales of Equity Securities

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Signatures

Item 3.02  Unregistered Sales of Equity Securities

On October 1, 2007, the Company issued to Mr. Ralph Makar, the Company’s new President and Chief Executive Officer, an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.33 per share. Also on October 1, 2007, the Company issued 100,000 restricted stock units, with each unit representing the right to receive one share of the Company’s common stock. There were no proceeds from either of these issuances. The foregoing issuances of securities were exempt from registration under the Act, pursuant to Rule 506 thereunder and Section 4(2) of the Act. See Item 5.02 below for additional information related to these issuances to Mr. Makar.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2007 the Company announced the appointment of Ralph Makar, age 46, as the Company’s President and Chief Executive Officer and as a Class 1 member of the Board of Directors.

From December 2005 until joining the Company, Mr. Makar was engaged in a number of entrepreneurial ventures, which included consulting, specialty pharmaceuticals and technology. Mr. Makar brings marketing and general management expertise, having worked with biotech, specialty and niche pharmaceutical brands. From 2003 to 2005, Mr. Makar served as Vice President and General Manager of the Therapeutics Business Unit at Berlex Labs (“Berlex”), the U.S. Division of Schering AG, which later became Bayer Health Care. From 2000 to 2003, he served as Vice President of Marketing for the Therapeutics Business Unit at Berlex. Before joining Berlex, Mr. Makar held a number of strategic and tactical marketing positions with increasing responsibility at Novartis (initially with Ciba-Geigy pre-merger) and Parke-Davis (Division of Warner-Lambert which post-acquisition became Pfizer), both pharmaceutical companies. Mr. Makar earned a B.S. in Pharmacy from Rutgers College of Pharmacy in Piscataway, New Jersey and an M.B.A. from Columbia Business School in New York, New York.

In connection with his appointment, the Company and Mr. Makar entered into an Executive Employment Agreement dated as of October 1, 2007 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Makar will be entitled to receive an annual base salary of $300,000. In addition, Mr. Makar will receive reimbursement of relocation expenses not to exceed $30,000 and equity awards as follows:

•      Stock Options. On October 1, 2007, the Company granted Mr. Makar a non-qualified stock option outside of, but on terms and conditions substantially identical to, the terms and conditions of the Bioject Medical Technologies, Inc. Restated 1992 Stock Incentive Plan, as amended (the “Plan”), to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.33 (the “Option”). The Option will vest 1/3 annually on each of the first three anniversaries of the grant date and has a term of 10 years.

•      Restricted Stock Units. On October 1, 2007, the Company granted Mr. Makar a restricted stock unit of 100,000 units (the “Award”), with each unit representing the right to receive one share of the Company’s common stock, subject to certain vesting conditions and forfeiture provisions. The Award was made outside of, but on terms and conditions substantially identical to, the Plan. The Award shall vest as to 1/3 of the units annually on each of the first three anniversaries of the grant date.

•      Incentive Compensation. With respect to the period commencing October 1, 2007, Mr. Makar is eligible to receive a target of 150,000 restricted stock units outside of, but on terms and conditions substantially identical to, the Plan and a target of 25% of his then-current base salary based upon his achievement of certain milestones for such period. With respect to each of (A) the period commencing January 1, 2008 and ending December 31, 2008 and (B) the period commencing January 1, 2009 and ending December 31, 2009, Mr. Makar shall be eligible to receive a target of 200,000 restricted stock units outside of, but on terms and conditions substantially identical to, the Plan and a target of 25% of his then-current base salary for each such period based upon his achievement of certain milestones. Any such restricted stock units awarded will vest 1/3 annually on the first three anniversaries of the date of grant of such awards.

If Mr. Makar’s employment is terminated without cause by the Company or he terminates his employment for good reason, as each is defined in the Employment Agreement, he is entitled to receive twelve months base salary and twelve months of COBRA premiums. In addition, all options and restricted stock units will fully vest and the options will be exercisable for two years (but not later than the original term of the option). Mr. Makar must execute a release of claims to receive these benefits. If there is a change in control of the Company, all of Mr. Makar’s stock options will fully vest and will be exercisable for three years (but not later than the original term of the option), all of his restricted stock units will vest, and he will be entitled to receive a bonus not to exceed a maximum of 650,000 shares of common stock, less the number of restricted stock units previously granted under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2007	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell
Vice President of Finance
(Principal Financial and Accounting Officer)